Exhibit 99.1

7-ELEVEN, INC. ANNOUNCES CONVERSION OF ITS 1998 CONVERTIBLE QUARTERLY

INCOME DEBT SECURITIES (QUIDS) INTO COMMON STOCK

Dallas, Texas — September 18, 2003 — 7-Eleven, Inc. (NYSE: SE), the largest chain in the convenience retailing industry, announced today that 100 percent of its outstanding 1998 Convertible Quarterly Income Debt Securities due 2013 (the “1998 QUIDS”) will be converted into common shares of 7-Eleven, Inc. on October 1, 2003. The conversion is mandatory under the terms of the 1998 QUIDS. The principal amount of the 1998 QUIDS was $80.0 million, with an interest rate of 4.5 percent. The 1998 QUIDS will be converted into approximately 6.5 million shares of SE common stock (based on a per-share conversion price of $12.3045 under the terms of the 1998 QUIDS).

Edward Moneypenny, senior vice president and chief financial officer of 7-Eleven, Inc., said, “This reduction in our debt strengthens our balance sheet and decreases our interest expense. As a result of this conversion, total consolidated debt will be reduced by $80 million, and the annual interest savings will result in an increase to 7-Eleven’s pretax earnings and operating cash flows of $3.6 million.”

After giving effect to this conversion, SE shares outstanding will total approximately 111.5 million.

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 19,400 7-Eleven stores in 17 countries and territories throughout the world. During 2002, 7-Eleven® stores worldwide generated total sales of more than $33 billion. Find out more online at www.7-Eleven.com.

This release includes certain statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful.

Contact Information:

Carole Davidson, CFA

Investor Relations Vice President

(214)	828-7021